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                                                                    Exhibit 10.1


                                    AGREEMENT

     This Agreement by and among Monsanto Company, a Delaware corporation (the "Company"), and Robert B. Shapiro (the "Executive") is dated as of the 19th day of December, 1999.

     WHEREAS, the Company, Pharmacia & Upjohn, Inc., a Delaware corporation ("PNU") and MP Sub, Incorporated, a Delaware corporation ("Merger Sub"), have entered into an Agreement and Plan of Merger dated as of the 19th day of December, 1999 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into PNU (the "Merger"), with PNU becoming a wholly-owned subsidiary of the Company; and

     WHEREAS, the Executive and the Company are parties to an employment agreement dated as of April 25, 1997 (the "Employment Agreement"), a participation agreement under the Monsanto Executive Stock Purchase Incentive Plan dated as of May 10, 1996 (the "Participation Agreement"), a letter agreement dated June 25, 1990 relating to the Executive's Supplemental Retirement Benefit (the "Supplemental Retirement Letter"), and a letter agreement dated April 31, 1991 relating to Alternate Change of Control Provisions for Stock Options and Stock Appreciation Rights (the "Option Letter" and together with the Participation Letter and the Supplemental Retirement Letter, the "Letter Agreements") and the Executive is entitled to various compensation, stock options and benefits under employee benefit plans, management incentive plans, annual and long-term incentive plans, savings and investment plans, programs and policies of the Company, including without limitation the Supplemental Executive Retirement Plan and the 1999 Premium Option Purchase Program (such compensation and benefits, collectively the "Employee Benefits"); and

     WHEREAS, the Company has determined that it is in the best interest of its shareholders to set forth, and the Executive has agreed to set forth, their mutual agreement as to the rights and entitlements of the Executive under the Employment Agreement, the Letter Agreements and the Employee Benefits from and after the Effective Time (as defined in the Merger Agreement) and to provide for the continuing availability to the Company of the Executive's services and expertise following the Effective Time, all under the terms and conditions set forth below;

     NOW, THEREFORE, it is hereby agreed as follows:

     1. Post-Merger Services. (a) The Company shall use its best efforts to cause the Executive to be named Chairman of its Board of Directors (the "Board") for the period beginning at the Effective Time and ending 18 months following the Effective Time. While the Executive serves as Chairman of the Board, he shall receive a fee at the annual rate of $50,000 in addition to all other compensation and benefits to which he is entitled as a non-employee member of the Board.

     (b) From the Effective Time through December 31, 2003 or until such earlier date as the Executive dies or becomes permanently disabled (the "Advisory Term"), the Executive shall serve as senior advisor to the Chief Executive Officer of the Company, in which

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capacity he shall make himself available for such advice, consultation and assistance as may be requested by the Chief Executive Officer of the Company, on transition and other business matters within the scope of the Executive's business expertise and experience, at mutually convenient times and places (including by telephone), for up to five days a month.

     (c) During the Advisory Term the Company shall pay the Executive a fee of $40,000 per month, payable monthly in advance. In addition, the Company shall reimburse the Executive for all expenses reasonably incurred by him during the Advisory Term in the performance of his services hereunder, within 30 days of receipt by the Company of invoices setting forth a description of the items for which reimbursement is sought together with the cost or fair market value of such items and copies of invoices, receipts, credit card statements or other appropriate supporting documentation.


     (d) During the Advisory Term, the Company shall provide the Executive and his dependents with medical, dental, vision and prescription drug coverage at least comparable to the coverage under the plans and programs in effect for active employees of the Company in which the Executive participates as of the date hereof, with contributions by him required on the same basis as if he remained an active employee. The Company shall also make gross-up payments to the Executive or his spouse, as applicable, as and to the extent necessary to make him or her whole on an after-tax basis for all applicable taxes imposed as a result of the provision of such coverage.

     (e) During the Advisory Term, the Company shall continue to provide to the Executive, and to pay for the maintenance and upkeep of, the Executive's current office in Chicago, Illinois, or if the Company ceases to maintain such office, an office at a location in downtown Chicago, Illinois, reasonably satisfactory to the Executive, in either case equipped and maintained with furniture, fixtures and equipment (which shall be upgraded as appropriate from time to time) comparable to that in his existing office.

     (f) During the Advisory Term, the Company shall provide for the Executive's offices at his two existing residences state-of-the-art computer, printer/fax and telecommunications equipment (with software) and shall provide the Executive with a state-of-the-art laptop computer. All such equipment shall be maintained and upgraded as appropriate at Company expense.

     (g) During the Advisory Term, the Company shall employ and provide the Executive with the full-time services of his current executive assistant in Chicago or, if she ceases to be an employee of the Company, with the full-time services of another executive assistant reasonably satisfactory to the Executive. During such assistant's employment with the Company pursuant to the preceding sentence, she shall receive annual compensation (including any incentive bonus) no less than her current compensation, increased as of each anniversary of the Effective Time to reflect increases in the consumer price index since the Effective Time or the last such anniversary as applicable, or, if greater, as necessary to provide such executive assistant with increases at least equal, on a percentage basis, to the increases provided to similarly situated executive assistants of the Company.

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     (h) If the Executive should die or become permanently disabled before
December 31, 2003, the Company shall pay to the Executive's estate or to the Executive or his legal guardian, as applicable, any portion of the payments and expense reimbursements pursuant to Section 1(c) above that have accrued through the date of death or disability but remain unpaid.

     2. Security Measures. From the Effective Time through December 31, 2003, and thereafter subject to review as provided below, the Company will provide to Executive, for his benefit and that of his family, the following security measures: (i) a personal car, equivalent to the car he currently uses, and driver for the exclusive use of the Executive and his family; (ii) such other personal security services as the Executive determines, from time to time, in his reasonable judgment, are necessary when he determines that circumstances exist that cause the Executive concern for his personal safety or that of his family; (iii) continued maintenance and upgrade of the security systems presently installed in the Executive's two existing residences and installation, maintenance and upgrade of adequate security systems in any residences hereafter occupied by the Executive or his family; and (iv) use of aircraft equivalent to those currently being used by the Executive at the Company, to be available for business and personal use for the Executive and his family (when accompanying the Executive), on the same basis as currently provided (including reimbursement for the cost of such personal use). From time to time after December 31, 2003, but no less frequently than annually, the Company and (during his lifetime) the Executive shall review the security needs of the Executive and his family and the Company shall provide such security measures as shall be reasonably effective and desirable from time to time, to assure the continuation of adequate security.

     3. New Status. (a) It is acknowledged and agreed that as a result of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, as of the Effective Time, the change of control provisions of the Employment Agreement shall have become effective. Immediately following the Effective Time, the Executive shall cease to be the Chief Executive Officer of the Company. The Executive's ceasing to be Chief Executive Officer of the Company shall be deemed to be (i) a termination of his employment by the Executive for "Good Reason" under the Employment Agreement, with the consequences described in Section 3(b) below, and (ii) retirement by the Executive for purposes of the Letter Agreements and the Employee Benefits.

     (b) As a result of the foregoing, the Executive shall be entitled to receive all payments and benefits provided for in Section 6 of the Employment Agreement in accordance with the terms thereof; provided, that the Executive hereby waives his rights to receive (i) benefits pursuant to Section 6(a)(ii) of the Employment Agreement to the extent they would duplicate the benefits provided pursuant to Section 1(d) above, and (ii) outplacement services pursuant to Section 6(a)(iii) of the Employment Agreement. In addition, the provisions of Sections 7, 8, 9, 10, 11 and 12 of the Employment Agreement shall remain in full force and effect following the Effective Time. Without limiting the generality of the foregoing, it is agreed and understood that the cash payments due to the Executive pursuant to Section 6(a)(i) of the Employment Agreement shall be paid to him as soon as practicable, and in any event not more than 30 days, after the Effective Time.

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     4. Indemnification. The Company agrees to indemnify, protect, defend and hold the Executive and his estate, heirs, and personal representatives, harmless from and against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, and all losses, liabilities, damages and expenses, including reasonable attorney's fees incurred by counsel reasonably designated or approved by him, in connection with this Agreement or his services hereunder, provided that any services giving rise to such indemnification shall have been performed by the Executive in good faith and, to the best of his knowledge, in a lawful manner. The foregoing indemnification is in addition to any indemnification to which he may be entitled as a director of the Company under its charter and by-laws, any indemnification agreement with the Company, or otherwise.

     5. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     (c) The Company shall require any successor (whether direct or indirect, by the purchase, merger, consolidation or otherwise) to all or substantially all of their respective businesses and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such success had taken place. As used in this Agreement, the "Company" shall mean the Company, as hereinbefore defined and any successor to its respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     6. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties thereto or their respective successors and legal representatives.

     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

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                           If to the Executive:
                           -------------------

                           Robert B. Shapiro
                           Merchandise Mart
                           200 World Trade Center
                           Suite 900
                           Chicago, IL  60654

                           If to the Company:
                           -----------------

                           800 N. Lindbergh Boulevard
                           St. Louis, MO  63167

                           Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     (c) The invalidity or unenforceability of any provision (or portion thereof) of this Agreement shall not affect the validity or enforceability of any other provision (or portion thereof) of this Agreement.

     (d) The Executive's status after he ceases to be Chief Executive Officer of the Company shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments made or provided to the Executive under Section 1 shall be made as provided without withholding or deduction of any kind except as required by applicable law, and the Executive shall assume sole responsibility for discharging all tax or other obligations associated therewith.

     (e) This Agreement represents the entire agreement of the parties with respect to the subject matter of Section 1 and Section 2 hereof. Except as specifically provided herein, this Agreement shall not modify or supersede any other agreement between the parties, including without limitation the Employment Agreement, the Letter Agreements and agreements with respect to Employee Benefits.

     (f) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

     (g) This Agreement shall be null and void, ab initio, and of no further effect if the Merger Agreement is terminated before the Effective Time.

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     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


                                       /s/       Robert B. Shapiro
                                       ----------------------------------------
                                                 Robert B. Shapiro



                                       MONSANTO COMPANY



                                       By /s/     R. William Ide III
                                         ---------------------------------------


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